Exhibit (a)(1)(ii)

ELECTION FORM

          I have received the Offer to Exchange dated December 3, 2004 (as amended or supplemented from time to time, the “Offer to Exchange”) relating to the offer being made by Regeneron Pharmaceuticals, Inc. (the “Company”) to eligible employees to tender their options to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), having an exercise price of at least $18.00 per share, granted under the Regeneron Pharmaceuticals, Inc. 2000 Long-Term Incentive Plan, as amended (the “2000 Plan”), or the Regeneron Pharmaceuticals, Inc. 1990 Long-Term Incentive Plan, as amended (together with the 2000 Plan, the “Incentive Plans”), in exchange for replacement options that will be granted under the 2000 Plan (such offer, upon the terms and conditions set forth in the Offer to Exchange and this Election Form, being referred as the “Offer”).

          I understand that I am eligible to tender eligible options in the Offer only if I:

•	am a regular Company employee actively employed and working an average of at least 20 hours a week as of December 3, 2004 and on the Grant Date referred to below; and

•	hold at least one eligible option on December 3, 2004 and on the Grant Date.

          I understand that I may only tender for exchange in the Offer options that have an exercise price of at least $18.00 per share that were granted to me under an Incentive Plan. If I tender any of my eligible options, I must tender all options under the applicable option grant. This means that I may not tender for exchange only a portion of an outstanding option grant. However, if I have previously partially exercised an eligible option grant, I may still tender for exchange the remaining unexercised portion of such eligible option grant. I understand that if I have more than one outstanding eligible option grant, I may tender for exchange all of the options under a grant and choose not to tender any options subject to a different grant.

          I understand that, upon the terms and subject to the conditions of the Offer, in exchange for those options I validly tender and which are accepted and cancelled, the Company will grant me replacement options exercisable for shares of Common Stock, according to the following exchange ratios:

Exchange Ratio
Per Share Exercise Price	(number of eligible options to be surrendered and
Range of Eligible Options	canceled for each replacement option)
$18.00 - $28.00	1.50
$28.01 - $37.00	2.00
$37.01 and up	3.00

          I understand that replacement option grants will be calculated according to the above exchange ratios and will be rounded down to the nearest whole share on a grant-by-grant basis. Accordingly, replacement options will not be granted for fractional shares.

          I understand that, upon the terms and subject to the conditions of the Offer, replacement options will be granted on or as of the date the options I tender for exchange are accepted and cancelled (the date and time of such grant of replacement options being referred to as the “Grant Date”), which the Company expects will be on or as of the Expiration Date (as defined in the Offer to Exchange and referred to below) or shortly thereafter.

          I understand that, in order to remain eligible to receive replacement options in exchange for options tendered and accepted for exchange pursuant to the Offer, I must remain an eligible employee as described in the Offer to Exchange through the Grant Date. I acknowledge that if I am not an eligible employee on the Grant Date, (including if I die, become disabled, or my employment terminates for any reason between December 3, 2004 and the Grant Date), then options tendered by me for exchange in the Offer will not be accepted for exchange and will remain in effect without change. I also acknowledge, understand and agree that only my eligible options outstanding as of the Grant Date which I validly tender, and which are accepted for exchange and cancellation, pursuant to the Offer, will be exchanged for replacement options.

          I understand that the term of the replacement options I will receive in exchange for eligible options tendered and accepted for exchange and cancellation in the Offer may, and the vesting schedule of such replacement options will, be different than the term and vesting schedule of my tendered options.

          I also understand that the replacement options will be granted under, and will be subject to the terms and conditions of, the 2000 Plan and the applicable form of replacement option agreement that will be provided to me following the Grant Date.

          I recognize that, under certain circumstances set forth in the Offer to Exchange, the Company may terminate or amend the Offer, or postpone its acceptance and cancellation of any options tendered for exchange. In any such event, I understand that the options tendered for exchange but not accepted will remain in effect without change.

          I understand that in order to tender options for exchange in the Offer, I must sign and complete this Election Form, including marking with an “X” the applicable box(es) next to the option grant(s) to be tendered for exchange in the attachment to this Election Form, and timely deliver this completed Election Form to the Company’s Human Resources Department as specified in the Instructions to this Election Form. I also understand that if I do not mark the box(es) under the column entitled “Mark an X to Tender an Option for Exchange” in the attachment to this Election Form, NONE of the options in the applicable option grant(s) will be tendered or accepted for exchange and cancellation in the Offer.

          Effective as of the Grant Date, I hereby give up my entire right, title and interest in and to the options to purchase Common Stock which I have tendered pursuant to this Election Form and which are accepted by the Company for exchange and cancellation, pursuant to the Offer. I understand, acknowledge and agree that all of such options so specified to be tendered which are accepted by the Company for exchange and cancellation pursuant to the Offer, and any notices, agreements, certificates or other documentation evidencing such option(s), will automatically become null and void as of the Grant Date. I acknowledge that this tender for exchange is entirely voluntary and that I may withdraw my acceptance of the Offer using the Notice of Withdrawal that has been provided to me at any time until 6:00 p.m., Eastern Time, on January 5, 2005, the currently scheduled expiration date for the Offer, or such later expiration date for the Offer if the Company extends the Offer (such expiration date, as it may be so extended, the “Expiration Date”). I also acknowledge that, subject to the terms and conditions of the Offer, this election will be irrevocable from and after the Expiration Date.

          Upon the terms and subject to the conditions of the Offer, I hereby tender for exchange and cancellation the eligible options specified (by marking with an “X” in the box next to each option grant to be tendered) in the attachment to this Election Form with the heading “Option Grants Eligible for Exchange as of December 1, 2004.” I represent that I have the full power and authority to tender such options so specified for exchange and cancellation.

Optionholder’s Signature	Date

Optionholder’s Name (please print or type)

Optionholder’s Social Security Number

Instructions if you choose to tender eligible options for exchange in the Offer:

1.	Complete and sign this Election Form and send it as soon as possible by regular or overnight mail to Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Human Resources Department, Options Exchange, or deliver it by hand to Pam Curtis at our Tarrytown, New York location or Lynne Fuierer at our Rensselaer, New York location. You should make and keep a copy of the completed and signed Election Form for your records. This Election Form must be received by our Human Resources Department as specified above before 6:00 p.m., Eastern Time, on January 5, 2005, unless the Offer is extended by the Company, in which case this Election Form must be so received by the extended expiration date. Your eligible options will not be considered tendered for exchange unless and until we timely receive a properly completed and executed copy of this Election Form is timely received by our Human Resources Department as specified above. We will only accept delivery of the signed Election Form by hand or regular or overnight mail. Delivery by e-mail or other electronic means will NOT be accepted. The method of delivery is at your option and risk. You are responsible for making sure that this Election Form is timely delivered as specified above. You must allow for delivery time based on the method of delivery that you choose to ensure we receive your Election Form on time.

2.	Except as described in the following sentence, this Election Form must be executed by the optionholder who holds the eligible options to be tendered for exchange exactly as such optionholder’s name appears on the notice of grant for such options previously delivered to such optionholder. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on this Election Form.

3.	If the optionholder is married and resides in a state the laws of which provide that a spouse has a community property interest in the eligible options which the optionholder has elected to tender in the Offer, the optionholder must timely deliver with this Election Form a Spousal Consent executed by the optionholder’s spouse, whereby such spouse agrees to be bound, and agrees that any such community property interest shall similarly be bound, by this Election Form. Note that New York, New Jersey, and Connecticut are NOT “community property” states. If you are uncertain whether the state you reside in is such a “community property” state, or if you need a Spousal Consent form, please inquire by phone at 914-345-STOK or to our internal e-mail address, OptionsExchange@regeneron.com, and we will assist you.

4.	If you do not receive a confirmation of receipt of your Election Form from the Company via e-mail (or inter-office mail) within five business days after the date your Election Form should have been received by us, or if you submitted this Election Form less than five business days before the date the Offer is scheduled to expire, please contact us by phone at 914-345-STOK or at our internal e-mail address, OptionsExchange@regeneron.com, to confirm that we have received your Election Form.

Regeneron Pharmaceuticals, Inc.                            STOCK OPTIONS AND AWARDS CANCELLED

Name: [Name of Optionholder]

	ID [Social		Grant		Cancel
Name	Security No.]	Number	Date	Plan	Date	Cancel Reason	Shares	Price		Total Price
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